Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NATIONAL BANKSHARES, INC.,

THE NATIONAL BANK OF BLACKSBURG

and

FRONTIER COMMUNITY BANK

January 23, 2024

i

5.13	Takeover Laws	57
5.14	Change of Method	57
5.15	Certain Policies	58
5.16	Litigation and Claims	58
5.17	Significant Credit Loan Committee Meetings	58
5.18	Notice of Deadlines	58
5.19	Consent to Assign and Use Leased Premises; Extensions	58
5.20	Financial Ability	59

ARTICLE 6 CONDITIONS TO THE MERGER		59
6.1	General Conditions	59
6.2	Conditions to Obligations of Parent and NBB	59
6.3	Conditions to Obligations of FCB	60

ARTICLE 7 TERMINATION		61
7.1	Termination	61
7.2	Effect of Termination	63
7.3	Non-Survival of Representations, Warranties and Covenants	63
7.4	Fees and Expenses	64

ARTICLE 8 GENERAL PROVISIONS		65
8.1	Entire Agreement	65
8.2	Binding Effect; No Third Party Rights	65
8.3	Waiver and Amendment	65
8.4	Governing Law	65
8.5	Notices	65
8.6	Counterparts	66
8.7	Waiver of Jury Trial	67
8.8	Severability	67
8.9	Interpretation; Global Terms	67
8.10	Specific Performance	67
8.11	Confidential Supervisory Information	67
8.12	Delivery by Facsimile or Electronic Transmission	68

LIST OF EXHIBITS

EXHIBIT 5.8	Form of Support and Non-Competition Agreement
SCHEDULE I	List of Deposit Taking Offices

INDEX OF DEFINED TERMS

ACA	Section 3.3(m)(ii)
Acquisition Proposal	Section 5.5(c)
Affected Agreements	Section 5.12(b)
Affected Employees	Section 5.12(b)
Aggregate Cash Limit	Section 2.2(e)
Aggregate Stock Limit	Section 2.2(e)
Agreement	Recitals
Articles of Merger	Section 1.2(a)
Bank Reports	Section 3.3(f)
Burdensome Condition	Section 5.6(a)
CARES Act	Section 3.3(j)(i)
Cash Consideration	Section 2.1(c)
Cash Election	Section 2.2(b)
Cash Election Number	Section 2.2(b)
Cash Election Shares	Section 2.2(b)
Change of Recommendation	Section 5.5(e)
Closing Date	Section 1.2(b)
Code	Recitals
Computer Systems	Section 3.3(aa)(i)
CRA	Section 3.3(j)(i)
Credit Loss Allowance	Section 3.3(p)(iii)
Derivative Contract	Section 3.3(t)
Disclosure Letter	Section 3.1
Dissenting Share	Section 2.9(a)
Distribution Amounts	Section 5.9(f)
Effective Time	Section 1.2(a)
Election Deadline	Section 2.2(d)
Election Form	Section 2.2(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
ERISA	Section 3.3(m)(i)
ERISA Affiliate	Section 3.3(m)(i)
Exchange Act	Section 3.3(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.1(c)
Excluded Shares	Section 2.1(e)
FCB	Recitals
FCB Benefit Plan(s)	Section 3.3(m)(i)
FCB Board Recommendation	Section 5.3
FCB Book-Entry Shares	Section 2.1(d)
FCB Common Certificate	Section 2.1(d)
FCB Common Stock	Section 2.1(c)
FCB Contract(s)	Section 3.3(i)(i)
FCB Continuing Director	Section 1.3(a)

FCB Continuing Employees	Section 5.9(a)
FCB Option	Section 2.4(a)
FCB Regulatory Agencies	Section 3.3(f)
FCB SERP	Section 5.9(f)
FCB Shareholder Approval	Section 3.3(c)(i)
FCB Shareholders Meeting	Section 5.3
FCB Stock Plan	Section 2.4(a)
FCB Technology Systems	Section 3.3(s)
FDIC	Section 3.3(a)(i)
Federal Reserve	Section 3.3(c)(iii)
Financial Statements	Section 3.3(e)(i)
GAAP	Section 3.3(e)(i)
Governmental Authority	Section 3.3(c)(iii)
Holder Representative	Section 2.2(b)
Intellectual Property	Section 3.3(s)
IRS	Section 3.3(m)(ii)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)(xi)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Mixed Consideration	Section 2.1(c)
Mixed Election	Section 2.2(b)
NBB	Recitals
NBB Articles	Section 1.1(c)
NBB Bylaws	Section 1.1(c)
NBB Common Stock	Section 2.1(b)
Non-Election	Section 2.2(b)
Non-Election Shares	Section 2.2(b)
Notice of Consummation	Section 1.2(a)
OCC	Section 1.1(b)
OREO	Section 3.3(p)(iv)
Organizational Documents	Section 3.3(a)(i)
Parent	Recitals
Parent Benefit Plan(s)	Section 3.4(k)(i)
Parent Common Stock	Section 2.1(a)
Parent Regulatory Agencies	Section 3.4(f)
Parent Subsidiary(ies)	Section 3.4(b)
Per Share Merger Price	Section 2.1(c)
Permitted Liens	Section 3.3(l)(ii)
PPP	Section 3.3(p)(x)
Proxy Statement	Section 3.3(c)(iii)
Real Property	Section 3.3(l)(i)
Record Date	Section 2.2(a)
Registration Statement	Section 3.3(c)(iii)

Regulatory Approvals	Section 3.3(c)(iii)
Revised Aggregate Stock Limit	Section 2.2(f)
Rights	Section 3.3(d)(i)
Sarbanes-Oxley Act	Section 3.3(e)(ii)
SEC	Section 3.3(c)(iii)
Securities Act	Section 3.3(c)(iii)
Securities Documents	Section 3.4(e)(i)
Stock Consideration	Section 2.1(c)
Stock Election	Section 2.2(b)
Stock Election Number	Section 2.2(b)
Stock Election Shares	Section 2.2(b)
Superior Proposal	Section 5.5(d)
Support and Non-Competition Agreements	Section 5.8
Surviving Bank	Section 1.1(a)
Tax(es)	Section 3.3(k)(viii)
Tax Return	Section 3.3(k)(ix)
Termination Fee	Section 7.4(b)
Treasury Regulations	Section 1.5
Virginia SCC	Section 1.2(a)
VSCA	Section 1.2(a)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 23, 2024, by and among National Bankshares, Inc., a Virginia corporation (“Parent”), The National Bank of Blacksburg, a national banking association and wholly-owned subsidiary of Parent (“NBB”), and Frontier Community Bank, a Virginia banking corporation (“FCB”).

WHEREAS, the Boards of Directors of Parent, NBB and FCB have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of FCB with and into NBB, with NBB as the surviving entity (the “Merger”);

WHEREAS, the Boards of Directors of Parent, NBB and FCB have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), FCB will be merged with and into NBB under the laws of the United States and in accordance with the provisions of 12 U.S.C. § 215a. The separate corporate existence of FCB thereupon shall cease, and NBB will be the surviving bank in the Merger and shall continue to exist as a national banking association organized under the laws of the United States (sometimes referred to herein as the “Surviving Bank” whenever reference is made to it as of the Effective Time or thereafter).

(b) Name; Offices. The name of the Surviving Bank shall be “The National Bank of Blacksburg”. The main office of the Surviving Bank shall be the main office of NBB immediately prior to the Effective Time. All branch offices of FCB and NBB that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the Office of the Comptroller of the Currency (the “OCC”) after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of FCB and NBB that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by the OCC after the date hereof.

(c) Charter; Articles of Association; Bylaws. The national bank charter, articles of association and bylaws of the Surviving Bank immediately after the Merger shall be the national bank charter of NBB, the articles of association of NBB (the “NBB Articles”) and the bylaws of NBB (the “NBB Bylaws”), respectively, as in effect immediately prior to the Effective Time.

(d) Directors and Executive Officers. The directors of NBB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected (including pursuant to Section 1.3(a) of this Agreement), shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the NBB Articles and NBB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of NBB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the NBB Articles and the NBB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(e) Effect of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law:

(i) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as NBB and FCB with all the rights, powers and duties of each of NBB and FCB; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the National Bank Act, applicable regulations of the OCC or applicable law;

(ii) All assets, interests, rights and appointments of NBB and FCB as they exist immediately prior to the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(i) The Surviving Bank shall be responsible for all the liabilities of every kind and description of NBB and FCB as they exist immediately prior to the Effective Time.

At the Effective Time, each certificate previously representing shares of FCB Common Stock (as defined herein) shall thereafter represent only the right to receive the Merger Consideration (as defined herein) in accordance with Article II of this Agreement.

(f) Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of FCB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, FCB and its proper officers and directors, shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank, FCB or otherwise to take any and all such action.

1.2 Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), and subject to applicable law, the parties hereto shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Virginia State Corporation Commission (the “Virginia SCC”) pursuant to Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”) and the notice of consummation (the “Notice of Consummation”) to be filed with the OCC pursuant to OCC guidelines on such date as the parties may mutually agree in writing. The “Effective Time” of the Merger shall be the effective time specified in the Articles of Merger and the Notice of Consummation.

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger shall take place at 10:00 a.m. Eastern Time at the offices of Williams Mullen, Richmond, Virginia on a date mutually agreed to by the parties and which shall be held at or before the Effective Time (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Time will be exchanged by the parties on the Closing Date.

1.3 Corporate Governance and Related Matters.

(a) Prior to the Effective Time, the Board of Directors of Parent shall amend Parent’s bylaws to cause the number of directors that will comprise the full Board of Directors of Parent at the Effective Time to be increased by one (1) director. At or prior to the Effective Time, Parent shall cause one (1) current director of FCB (the “FCB Continuing Director”) to be appointed as a director of Parent as of the Effective Time to serve until the first annual meeting of the shareholders of Parent following the Effective Time. Subject to compliance by the Board of Directors of Parent with its fiduciary duties (including compliance with Parent’s Organizational Documents (as defined herein) and corporate governance guidelines), Parent shall nominate and recommend the FCB Continuing Director for reelection to the Board of Directors of Parent at the first annual meeting of the shareholders of Parent following the Effective Time, and Parent’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of Parent that its shareholders vote to reelect the FCB Continuing Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of Parent.

(b) Prior to the Effective Time, Parent, as the sole shareholder of NBB, and the NBB Board of Directors shall cause the number of directors that will comprise the full Board of Directors of NBB at the Effective Time to be increased by one (1) director. At or prior to the Effective Time, Parent and NBB shall cause the FCB Continuing Director be appointed as a director of NBB as of the Effective Time and, subject to compliance by the Board of Directors of the Surviving Bank with its fiduciary duties (including compliance with the Surviving Bank’s Organizational Documents (as defined herein) and corporate governance guidelines), the Surviving Bank shall nominate, and Parent shall elect, the FCB Continuing Director as a director of the Surviving Bank at the first annual meeting of the sole shareholder of the Surviving Bank following the Effective Time.

1.4 Articles of Incorporation and Bylaws of Parent.

The articles of incorporation of Parent as in effect immediately prior to the Effective Time shall be the articles of incorporation of Parent at and after the Effective Time until thereafter amended in accordance with applicable law. The bylaws of Parent as in effect immediately prior to the Effective Time, as such bylaws are proposed to be amended in accordance with Section 1.3(a) of this Agreement, shall be the bylaws of Parent at and after the Effective Time until thereafter amended in accordance with applicable law.

1.5 Tax Treatment of the Merger.

The parties to this Agreement intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the final regulations promulgated under the Code by the United States Department of the Treasury (the “Treasury Regulations”). All parties hereto agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state, and any local income Tax (as defined herein) purposes in a manner consistent with such characterization.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, NBB or FCB or their respective shareholders:

(a) Each share of common stock, par value $1.25 per share, of Parent (“Parent Common Stock”) that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, par value $10.00 per share, of NBB (“NBB Common Stock”) that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger and no additional shares of NBB Common Stock will be issued pursuant to this Agreement.

(c) Subject to Sections 2.1(e), 2.2 and 2.9, each share of common stock, par value $5.00 per share, of FCB (“FCB Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one of the following: (i) cash in the amount of $14.48 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (as defined herein) (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as requested by a FCB shareholder to the extent available after the proration of the total Merger Consideration (as defined herein) to ninety percent (90%) Stock Consideration and ten percent (10%) Cash Consideration in accordance with Section 2.2 of this Agreement (items (i), (ii) and (iii) are referred to herein individually as the “Per Share Merger Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 0.4250 shares of Parent Common Stock per one share of FCB Common Stock. All shares of FCB Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(d) Each certificate previously representing shares of FCB Common Stock (a “FCB Common Certificate”) and the non-certificated shares of FCB Common Stock (the “FCB Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each share of FCB Common Stock (i) the Per Share Merger Price upon the surrender of such FCB Common Certificate or FCB Book-Entry Shares in accordance with Section 2.3, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.7.

(e) Each share of FCB Common Stock that is issued and outstanding immediately prior to the Effective Time and owned by any of the parties hereto or their respective subsidiaries (in each case other than shares of FCB Common Stock (i) held in trust accounts, managed accounts, mutual funds or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in FCB Benefit Plans or (ii) held, directly or indirectly, by Parent, NBB or FCB in respect of debts previously contracted) shall cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”). Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time and owned by FCB shall cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist; provided, that such shares of Parent Common Stock shall resume the status of authorized and unissued shares of Parent Common Stock.

2.2 Election and Proration Procedures.

(a) Concurrent with the mailing of the Proxy Statement (as defined herein), or such other date as Parent and FCB shall mutually agree, an election form (an “Election Form”), together with the transmittal materials described in Section 2.3, shall be mailed to each holder of FCB Common Stock of record as of the record date for the FCB Shareholders Meeting (as defined herein) (the “Record Date”) by the exchange agent selected by Parent and reasonably acceptable to FCB (the “Exchange Agent”). FCB shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b) Subject to the provisions of this Article 2 (including, without limitation, Sections 2.2(e) and (f)), each Election Form shall entitle the holder of FCB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”). Holders of record of FCB Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of FCB Common Stock held by that Holder Representative for a particular beneficial owner. The shares of FCB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of FCB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number of Cash Election Shares and Dissenting Shares (as defined herein) is referred to as the “Cash Election Number.” Shares of FCB Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”

(c) As soon as practicable after the Effective Time, Parent shall make available Election Forms to all persons who become holders (or beneficial owners) of FCB Common Stock between the Record Date and the Effective Time, and FCB shall provide to Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., Eastern Time, on such date as the parties may mutually agree (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates, if applicable, representing all shares of FCB Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by Parent, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials. For the holders of FCB Common Stock who make a Non-Election, subject to Section 2.2(f), Parent shall have the authority (which Parent may delegate to the Exchange Agent) to determine the type of consideration constituting the Per Share Merger Price to be exchanged for the Non-Election Shares. Any holder of FCB Common Stock may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any holder of FCB Common Stock may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates. If a holder of FCB Common Stock either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes his or her Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of FCB Common Stock held by such holder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(e) The number of shares of FCB Common Stock to be converted into the right to receive the Cash Consideration shall be equal to ten percent (10%) of the number of shares of FCB Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of FCB Common Stock to be converted into the right to receive the Stock Consideration shall be equal to ninety percent (90%) of the number of shares of FCB Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(f) Within ten (10) business days after the Election Deadline, Parent shall cause the Exchange Agent to effect the allocation among holders of FCB Common Stock of rights to receive the Per Share Merger Price and to distribute such as follows:

(i) if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, plus (B) the Cash Consideration in respect of the remaining number of such Stock Election Shares;

(ii) if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit, and the denominator of which is the Cash Election Number, plus (B) the Stock Consideration in respect of the remaining number of such Cash Election Shares; and

(iii) if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of FCB Common Stock entitled to receive the Cash Consideration plus the Dissenting Shares is equal to the Aggregate Cash Limit and the aggregate number of shares of FCB Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

Notwithstanding anything in this Section 2.2(f) to the contrary, if the Stock Election Number exceeds the Aggregate Stock Limit, then Parent shall have the right, at its sole discretion, to increase the Aggregate Stock Limit, (the “Revised Aggregate Stock Limit”) and effect the allocation set forth in this Section 2.2(f) using the Revised Aggregate Stock Limit; provided, however, that such increase in the Aggregate Stock Limit does not prohibit the Merger from being treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

2.3 Exchange Procedures.

(a) On the Closing Date, Parent shall make available to the Exchange Agent, for exchange in accordance with this Section 2.3, the Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of FCB Common Stock may be entitled pursuant to Section 2.5). In addition, Parent shall make available to the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.7). All Merger Consideration (including cash in an aggregate amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of FCB Common Stock may be entitled pursuant to Section 2.5) and dividends and distributions made available to the Exchange Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 2.5), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Parent Common Stock out of the Exchange Fund. Except as contemplated by this Section 2.3, the Exchange Fund will not be used for any other purpose.

(b) Unless different timing is agreed to by Parent and FCB, not later than twenty (20) calendar days prior to the anticipated Effective Time, Parent shall cause the Exchange Agent to mail to the holders of FCB Common Stock appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of certificates, if applicable, or instructions as to the FCB Book-Entry Shares, representing shares of FCB Common Stock (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) to each holder of record of shares of FCB Common Stock converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Per Share Merger Price as provided in Sections 2.1 and 2.2. Holders of FCB Common Stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses, as described in this Section 2.3. Parent or the Exchange Agent will maintain a book entry list of Parent Common Stock to which each holder of FCB Common Stock is entitled. Certificates representing Parent Common Stock into which FCB Common Stock has been converted will not be issued.

(c) After receipt of the transmittal materials from the Exchange Agent, each holder of shares of FCB Common Stock (other than Excluded Shares) issued and outstanding shall surrender the certificate or certificates representing such shares to the Exchange Agent, together with duly executed transmittal materials provided by the Exchange Agent, and promptly after the Effective Time, or the surrender of such shares of FCB Common Stock (or an indemnity satisfactory to FCB, Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) if later, the Exchange Agent shall deliver in exchange therefor the consideration provided in Sections 2.1 and 2.2 (and any unpaid dividends or distributions thereon), without interest, pursuant to this Section 2.3. The certificate or certificates of FCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Parent shall not be obligated to deliver the consideration to which any former holder of FCB Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates for exchange (or an indemnity satisfactory to Parent and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) as provided in this Section 2.3.

(d) In the event of a transfer of ownership of shares of FCB Common Stock represented by one or more certificates that are not registered in the transfer records of FCB, the Per Share Merger Price payable for such shares as provided in Sections 2.1 and 2.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.

(e) In the event any certificate representing FCB Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Merger Price as provided for in Sections 2.1 and 2.2 (together with any unpaid dividends or distributions with respect thereto).

(f) Notwithstanding anything in this Agreement to the contrary, none of Parent, NBB, FCB, or the Exchange Agent shall be liable to any holder of FCB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) that remains unclaimed by the holder of shares of FCB Common Stock for six (6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any holder of shares of FCB Common Stock who has not theretofore complied with Section 2.3(b) shall thereafter look only to Parent for the consideration and any unpaid dividends or distributions deliverable in respect of each share of FCB Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of FCB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority (as defined herein), the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person or entity previously entitled to such property. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of FCB to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or certificates, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.4 FCB Stock Options.

(a) Section 2.4(a) of the FCB Disclosure Letter lists all of the equity or equity-based compensation plans maintained by FCB under which awards are currently outstanding or any awards may be made thereunder (each, a “FCB Stock Plan”). At the Effective Time, each option to purchase shares of FCB Common Stock (a “FCB Option”) granted under a FCB Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, at the Effective Time, be cancelled and cease to represent a right to acquire FCB Common Stock and shall automatically be converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of (i) the difference between (A) $14.48 and (B) the per share exercise price of the FCB Option immediately prior to the Effective Time, and (ii) the number of shares of FCB Common Stock subject to such FCB Option, subject to any applicable withholdings authorized by Section 2.8. If the exercise price of a FCB Option immediately prior to the Effective Time is greater than or equal to $14.48, then at the Effective Time such FCB Option shall be cancelled without any payment made in exchange therefor.

(b) At or prior to the Effective Time, FCB, the Board of Directors of FCB or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to (i) effectuate the provisions of this Section 2.4, including delivering written notice to each holder of a FCB Option of the treatment of such award pursuant to this Section 2.4 and taking reasonable steps to obtain each such holder’s written acknowledgement and agreement of the treatment set forth in this Section 2.4, in each case not less than thirty (30) days prior to the Effective Time, and (ii) terminate each FCB Stock Plan, effective as of the Effective Time and contingent upon the consummation of the Merger.

2.5 No Fractional Shares.

Notwithstanding anything in this Agreement to the contrary, each holder of shares of FCB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average closing price per share of Parent Common Stock, as reported on the Nasdaq Capital Market, for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Effective Time.

2.6 Anti-Dilution.

If, prior to the Effective Time, the outstanding shares of FCB Common Stock or the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Price.

2.7 Dividends.

No dividend or other distribution payable to the holders of record of FCB Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any FCB Common Certificate or FCB Book-Entry Share until such holder properly surrenders such shares (or furnishes customary indemnity that the FCB Common Certificate or FCB Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.3(e)) for exchange as provided in Section 2.3 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.8 Withholding Rights.

Each of the parties hereto and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.9 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by the National Bank Act or applicable regulations of the OCC, each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder that (i) votes against the Merger at the FCB Shareholders Meeting, or (ii) gives written notice to FCB at or prior to the FCB Shareholders Meeting to the presiding officer at such meeting that such shareholder dissents from the Merger (each, a “Dissenting Share”) will, at the Effective Time, cease to be outstanding and will be converted automatically into and exchanged for the right to receive payment in cash from Parent of the appraised value of such Dissenting Share in accordance with the National Bank Act and the applicable regulations of the OCC, provided that the holder of such Dissenting Share within thirty (30) days after the Effective Time (i) confirms in writing to Parent such shareholder’s dissent from the Merger and (ii) surrenders the applicable FCB Common Certificate or FCB Book-Entry Shares to Parent. Parent shall make payments in respect of any Dissenting Shares in accordance with applicable law.

(b) If any holder of a Dissenting Share fails to perfect his or her right to dissent against the Merger pursuant to Section 2.9(a), or withdraws or otherwise loses such holder’s rights as a dissenting shareholder, such Dissenting Share shall be converted automatically into and exchanged for the right to receive the Merger Consideration payable pursuant to Section 2.1(c).

(c) FCB will provide Parent prompt notice of any written notices or other communications received by FCB from holders of FCB Common Stock regarding the exercise or perfection of dissenters’ rights in connection with the Merger.

ARTICLE 3

Representations and Warranties

3.1 Disclosure Letters.

On or before the date of this Agreement, FCB has delivered to Parent a letter and Parent has delivered to FCB a letter (each respectively, its “Disclosure Letter”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.3 or 3.4 or to one or more covenants or agreements contained in Article 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Letter as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Letter, such item is reasonably likely to result in a Material Adverse Effect (as defined herein). Information disclosed under one section of a Disclosure Letter shall be deemed to qualify (i) any sections of the Agreement specifically referenced or cross-referenced therein and (ii) other sections of the Agreement to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other sections.

3.2 Standard.

(a) No representation or warranty of FCB on the one hand or Parent and NBB on the other hand contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for FCB and Section 3.4(c)(i) for Parent and NBB, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for FCB and Sections 3.4(c)(ii)(A), 3.4(d)(i) (other than inaccuracies that are de minimis in amount and effect) and 3.4(g)(ii) for Parent and NBB, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (if any), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws, rules or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or Governmental Authorities (as defined herein), (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Parent, the Parent Subsidiaries (as defined herein), or FCB, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other parties in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, declarations of any national or global epidemic, pandemic or disease outbreak, or the material worsening of such conditions threatened or existing as of the date of this Agreement, or (G) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the impact of such change is materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party hereto and its subsidiaries (if any), taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c) As used in this Agreement, the term “Knowledge” when used with respect to a party means the actual knowledge and belief, after due inquiry, of such party’s executive officers. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to Parent and NBB, those individuals set forth on Section 3.2(c) of Parent’s Disclosure Letter, and (z) with respect to FCB, those individuals set forth on Section 3.2(c) of FCB’s Disclosure Letter.

3.3 Representations and Warranties of FCB.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in FCB’s Disclosure Letter, FCB represents and warrants to Parent and NBB as follows:

(a) Organization, Standing and Power.

(i) FCB is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. FCB has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. FCB is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Deposits in FCB are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. FCB is not in violation of any provision of its Organizational Documents (as defined herein). True and complete copies of the articles of incorporation, bylaws or other similar governing instruments (“Organizational Documents”) of FCB, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are included in Section 3.3(a)(i) of FCB’s Disclosure Letter.

(ii) The minute book of FCB contains records of all meetings held by, and all other corporate or similar actions of, its shareholders and board of directors (including committees of its board of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledger and the stock transfer book of FCB contain complete and accurate records of the record ownership of the equity securities of FCB.

(b) Subsidiaries.

(i) FCB does not own or control, directly or indirectly, a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to any corporation, bank or other business organization, whether incorporated or unincorporated. Section 3.3(b)(i) of FCB’s Disclosure Letter lists any corporation, bank or other business organization of which it owns, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests, and shows the jurisdiction of organization, form of organization, and lists the owner(s), number of shares or other equity interests held and percentage ownership (direct or indirect) of each such entity.

(ii) Except as set forth in Section 3.3(b)(ii) of FCB’s Disclosure Letter, FCB does not beneficially own, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any corporation, bank or other organization actively engaged in business, or any interest in a partnership or joint venture of any kind.

(c) Authority; No Breach of the Agreement.

(i) FCB has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the FCB Shareholder Approval (as defined herein), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by FCB have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the Board of Directors of FCB) and subject only to the receipt of approval of this Agreement by the holders of more than two-thirds of the outstanding shares of FCB Common Stock (the “FCB Shareholder Approval”). This Agreement has been duly executed and delivered by FCB and assuming due authorization, execution and delivery of this Agreement by Parent and NBB, this Agreement is a valid and legally binding obligation of FCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by FCB, nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of the Organizational Documents of FCB; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of FCB pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which FCB is a party or by which FCB or any of its properties or assets may be bound; or (C) subject to the receipt of all required shareholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in subsection 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FCB.

(iii) Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities (as defined herein) and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) the filing of Articles of Merger with the OCC and the Virginia SCC to effect the Merger, (C) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, which will include a proxy statement/prospectus in definitive form (including any amendments or supplements thereto, and other proxy solicitation materials of FCB constituting a part thereof, the “Proxy Statement”) relating to the FCB Shareholders Meeting (as defined herein), in connection with the transactions contemplated by this Agreement (including any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and (E) approval of listing the shares of Parent Common Stock to be issued pursuant to this Agreement on the Nasdaq Capital Market, no consents or approvals of or notices to or filings with any Governmental Authority are necessary in connection with the execution and delivery of this Agreement and the consummation by FCB of the Merger and the other transactions contemplated by this Agreement, including the Merger. As of the date hereof, to FCB’s Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals nor any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, including but not limited to the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the OCC, the FDIC, the Virginia SCC and the Bureau of Financial Institutions of the Virginia SCC.

(d) FCB Capital Stock.

(i) The authorized capital stock of FCB consists of 10,000,000 shares of FCB Common Stock, of which 1,216,015 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, par value $5.00 per share, none of which are issued and outstanding as of the date of this Agreement. All outstanding shares of FCB Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. All shares of FCB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. As of the date of this Agreement, no shares of FCB Common Stock are subject to unvested restricted stock awards granted under a FCB Stock Plan and 47,500 shares of FCB Common Stock are subject to FCB Options granted under a FCB Stock Plan. As of the date of this Agreement, there are no shares of capital stock of FCB reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which FCB is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a FCB Stock Plan and as set forth in Section 3.3(d)(i) of FCB’s Disclosure Letter, which sets forth for each such Right, as applicable, the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of FCB Common Stock, or any other security of FCB, subject to such award, (vi) the per share exercise price, conversion price or similar price of such award, if any, and (vii) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement.

(ii) Section 3.3(d)(ii) of FCB’s Disclosure Letter sets forth, as of January 23, 2024, the name and address, as reflected on the books and records of FCB, of each holder of record, and the number of shares of FCB Common Stock held by each such holder.

(iii) No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of FCB may vote and no senior or subordinated debt securities of FCB are issued or outstanding.

(e) Financial Statements; Accounting Controls.

(i) FCB has made available to Parent copies of FCB’s (A) audited balance sheets as of December 31, 2022 and 2021, and the related statements of income and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022 and the related notes to such financial statements, and (B) unaudited balance sheets and the related statements of income as of and for the nine (9) months ended September 30, 2023, and will make available to Parent, as soon as reasonably practicable following the preparation thereof, audited balance sheets and the related statements of income and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for year ended December 31, 2023 and the related notes to such financial statements, and unaudited balance sheets and the related statements of income for each calendar quarter subsequent to September 30, 2023 (collectively, the “Financial Statements”). The Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to Parent after the date of this Agreement, will fairly present) the financial position of FCB, as at the respective dates and the results of FCB’s operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(ii) FCB has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to it or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to its properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. FCB is not subject to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and nothing contained in this Section 3.3(e)(ii) shall be construed as a representation or warranty that the internal accounting controls of FCB is, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

(iii) Since January 1, 2021, neither FCB nor, to FCB’s Knowledge, any director, officer, employee, auditor, accountant or representative of FCB has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FCB or its internal accounting controls, including any material complaint, allegation, assertion or claim that FCB has engaged in questionable accounting or auditing practices.

(f) Bank Reports. FCB has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that it was required to file since December 31, 2019 with the Federal Reserve, the FDIC, the Bureau of Financial Institutions of the Virginia SCC and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over FCB (collectively, the “FCB Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any FCB Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding FCB filed with or otherwise submitted to any FCB Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a FCB Regulatory Agency in the ordinary course of FCB’s business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any FCB Regulatory Agency into the business or operations of FCB. There is no unresolved violation, criticism or exception by any FCB Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of FCB, and there has been no formal or informal inquiries by, or disagreements or disputes with, any FCB Regulatory Agency with respect to the business, operations, policies or procedures of FCB since December 31, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FCB.

(g) Absence of Certain Changes or Events. Since December 31, 2022, (i) FCB has conducted its business in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Financial Statements or Bank Reports dated or filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2022 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (v) liabilities incurred in connection with the transactions contemplated by this Agreement and (vi) as disclosed in Section 3.3(h) of FCB’s Disclosure Letter, FCB does not have, and since December 31, 2022 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its Financial Statements or Bank Reports).

(i) Material Contracts; Defaults.

(i) Set forth in Section 3.3(i)(i) of FCB’s Disclosure Letter is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that FCB is a party to, bound by or subject to (each, a “FCB Contract” and collectively, “FCB Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, including any employment, severance, termination, consulting or retirement agreement, (B) which would entitle any present or former director, officer, employee or agent of FCB to indemnification from FCB, (C) which would be required to be filed as an exhibit to a Form 10-K filed by FCB as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act, if FCB were subject to such reporting requirements, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $25,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness by FCB (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of FCB, (G) which involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by FCB of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by FCB, (J) which prohibits or materially restricts the conduct of any business by FCB or limits the freedom of FCB to engage in any line of business in any geographic area (or to FCB’s Knowledge would so restrict Parent or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires FCB to offer specified products or services to their customers or depositors on a priority or exclusive basis, (K) involves Intellectual Property (as defined herein) (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to business of FCB, or (L) which is with respect to, or otherwise commits FCB to do, any of the foregoing. FCB has previously made available to Parent true, complete and correct copies of each such FCB Contract, including any and all amendments and modifications thereto.

(ii) With respect to each FCB Contract: (A) the contract is in full force and effect, (B) FCB is not in default thereunder, and, to the Knowledge of FCB, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) FCB has not repudiated or waived any material provision of any such contract from January 1, 2023 to the date hereof, (D) no other party to any such contract is, to FCB’s Knowledge, in default in any material respect, and (E) Section 3.3(i)(ii) of FCB’s Disclosure Letter contains a true and complete list of the deadlines for extensions or terminations with respect to each such FCB Contract (including specifically real property leases and data processing agreements) that involves the payment or value of more than $50,000 per year and/or has a termination fee.

(iii) Each FCB Contract is valid and binding on FCB and is in full force and effect (other than due to the ordinary expiration thereof), and to the Knowledge of FCB is valid and binding on the other parties thereto. FCB is not, and to the Knowledge of FCB, no other party thereto is, in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by FCB is currently outstanding.

(iv) Section 3.3(i)(iv) of FCB’s Disclosure Letter sets forth a true and complete list of all FCB Contracts pursuant to which consents, waivers or notices are required to be given thereunder, in each case, prior to the performance by FCB of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

(j) Legal Proceedings; Compliance with Laws.

(i) There are no actions, lawsuits, arbitrations or administrative or judicial proceedings (or, to the Knowledge of FCB, any basis therefor) instituted or pending or, to its Knowledge, threatened against FCB or against any of FCB’s properties, assets, interests or rights, or to the Knowledge of FCB, against any of FCB’s officers, directors or employees in their capacities as such. FCB is not a party to or subject to any cease-and-desist or other agreement, order, memorandum of understanding, enforcement action, supervisory or commitment letter or similar undertaking by or with any Governmental Authority that restricts FCB’s operations or that relates to FCB’s capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, and FCB has not been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing, ordering, or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. No Governmental Authority has ordered FCB to pay any civil penalty or initiated or has pending any actions, lawsuits, arbitrations or administrative or judicial proceedings or, to the Knowledge of FCB, investigation into the business or operations of FCB since December 31, 2018. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the Knowledge of FCB, threatened against any officer or director of FCB in connection with the performance of his or her duties as an officer or director of FCB. FCB has complied in all material respects with, and has not been in material default or violation under, all laws, statutes, ordinances, requirements, regulations, rules or orders of any Governmental Authority applicable to FCB, including (to the extent applicable to FCB) all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Economic Growth, Regulatory Relief and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Truth-in-Lending Act and Regulation Z, the Home Mortgage Disclosure Act, and any other laws relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. FCB has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition or approval of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FCB. FCB holds, and has at all times since December 31, 2018, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FCB, and to the Knowledge of FCB no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(ii) FCB has no Knowledge of, nor has FCB been advised of, or has any reason to believe that any facts or circumstances exist, which would cause FCB: (A) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, the Anti-Money Laundering Act of 2020, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (B) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations.

(k) Tax Matters.

(i) FCB has timely filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by FCB have been timely paid. No Tax Return filed by FCB is the subject of any administrative or judicial proceeding, no unpaid Tax deficiency has been asserted against FCB by any Governmental Authority, and to the Knowledge of FCB, no Tax Return filed by FCB is under examination by any Governmental Authority.

(ii) FCB has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. FCB has complied in all material respects with all Tax information reporting and backup withholding provisions of applicable law. FCB has obtained and maintains on file a Form W-9 or the appropriate Form W-8 with respect to each of its depositors or other account holders, bondholders and shareholders and is in full compliance with all reporting, record keeping and due diligence requirements under the Foreign Account Tax Compliance Act and all of the rules and regulations promulgated thereunder.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of FCB. FCB (i) is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which FCB was the common parent) or (iii) does not have any liability for the Taxes of any person (other than FCB) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or non-U.S. law, as a transferee or successor, by contract or otherwise. FCB has not distributed stock to another person, nor has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(iv) FCB is not and has not been a party to any “reportable transaction,” as defined in Section 1.6011-4(b) of the Treasury Regulations. FCB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. FCB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) FCB will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date. There is currently no limitation on the use of the Tax attributes of FCB under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law); provided that FCB makes no representation or warranty regarding whether any such limitation will result from the transactions contemplated by this Agreement.

(vi) FCB does not have any unrecognized deferred intercompany gain or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law). No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to FCB and no such agreement or ruling has been applied for and is currently pending.

(vii) FCB has not taken or agreed to take (or failed to take or agree to take) any action, and does not know of any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(viii) For the purposes of this Agreement, “Tax” or “Taxes” mean any and all taxes, charges, fees, levies or other assessments in the nature of a tax imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, escheat, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ix) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(l) Property.

(i) Except as set forth in Section 3.3(l)(i) of FCB’s Disclosure Letter or reserved against as disclosed in its Financial Statements or Bank Reports, FCB has good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests, other than Permitted Liens (as defined herein), to all of the properties and assets, real and personal, reflected in the balance sheet included in its Financial Statements or Bank Reports as of December 31, 2022 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to FCB’s business, held under leases, subleases or licenses, are held under valid instruments, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all buildings, structures, and appurtenances owned, leased, or occupied by FCB (the “Real Property”) are in good operating condition and in a state of good maintenance and repair, normal wear and tear excepted, and there are no latent defects therein. With regard to the Real Property, there are no eminent domain or similar proceedings pending or, to the Knowledge of FCB, threatened affecting all or any material portion of such Real Property, and further, there is no writ, injunction, decree, order or judgement outstanding, nor any action, claim suit or proceeding pending or, to the Knowledge of FCB, threatened, relating to the ownership, lease, use, occupancy or operation of such Real Property.

(ii) Section 3.3(l)(ii) of FCB’s Disclosure Letter identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by FCB or in which FCB has any ownership or leasehold interest. FCB has made available to Parent true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which FCB is a party.

For purposes of this Section 3.3(l), “Permitted Liens” shall mean: (a) liens arising by operation of law for taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;

(b) liens arising by operation of law, including liens arising by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law, that do not, individually or in the aggregate, materially impair the value of the assets to which they relate and that are for current obligations; (c) imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of FCB as currently conducted; and (d) in each case as set forth in Section 3.3(l)(i) of FCB’s Disclosure Letter security interests granted in connection with either (i) the lease of equipment in the ordinary course of business, or (ii) an existing mortgage agreement encumbering Real Property.

(m) Employee Benefit Plans.

(i) Section 3.3(m)(i) of FCB’s Disclosure Letter sets forth a complete and accurate list of all employee benefit plans and programs of FCB, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and other similar plans, programs or arrangements; (B) all health, life, severance, insurance, disability and other employee welfare or fringe benefit plans, programs, contracts or similar arrangements; (C) all employment agreements, change in control agreements, severance agreements or similar agreements; (D) all vacation, paid time off and other similar plans or policies; and (E) all bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity or equity based compensation, phantom stock, incentive, deferred compensation, supplemental retirement, excess benefit, change in control and other employee and director benefit plans, programs or arrangements, and all other employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees, directors and contractors, or any spouse, dependent or beneficiary thereof, whether written or unwritten for which (1) FCB or (2) any of its subsidiaries or former subsidiaries or any trade or business of FCB or any entity, whether or not incorporated, all of which together with it are or were deemed a “single employer” within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 414 of the Code (“ERISA Affiliates”), sponsors, has (or had, during the last six (6) years) an obligation to contribute or has (or had, during the last six (6) years) any liability (individually, a “FCB Benefit Plan” and collectively, the “FCB Benefit Plans”). Neither FCB nor any ERISA Affiliate is subject to or obligated under any oral or unwritten FCB Benefit Plan.

(ii) FCB has, with respect to each FCB Benefit Plan, previously delivered or made available to Parent true and complete copies of: (A) the most recent plan document and/or agreements and any amendments thereto and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and FCB Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three (3) plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder, for each of the most recent three (3) years; (G) if the FCB Benefit Plan is intended to qualify under Sections 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service (the “IRS”); (H) copies of the most recent nondiscrimination tests for all FCB Benefit Plans, as applicable; (I) copies of all material correspondence with any governmental agency within the last six (6) years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) any such other related documents as reasonably requested by Parent.

(iii) Except as set forth in Section 3.3(m)(iii) of FCB’s Disclosure Letter, neither FCB nor any of its ERISA Affiliates have at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Section 412 of the Code; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” (as defined in Section 3(40) of ERISA).

(iv) All of the FCB Benefit Plans are in compliance in all material respects with applicable laws and regulations, and all FCB Benefit Plans have been maintained, operated and administered in accordance with applicable laws and regulations in all material respects.

(v) Each FCB Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter, or opinion letter, as applicable. Nothing has occurred since the date of any such determination that is reasonably likely to affect such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all FCB Benefit Plans have been made or properly accrued. All contributions to any FCB Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

(vii) FCB has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any FCB Benefit Plan. To FCB’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any FCB Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or, to the Knowledge of FCB, anticipated with respect to any of the FCB Benefit Plans or any fiduciary thereof in its capacity with respect to the FCB Benefit Plan. None of the FCB Benefit Plans is the subject of a pending or, to the Knowledge of FCB, threatened investigation or audit by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity.

(ix) Except as set forth in Section 3.3(m)(ix) of FCB’s Disclosure Letter (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no FCB Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), (C) no FCB Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any FCB Benefit Plan or result in any acceleration of the time of payment, vesting, exercisability or delivery of, or increase the amount of any such payment, right or benefits as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), and (D) the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not result in any requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or in any limitation on the right of it or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any FCB Benefit Plan or related trust. Except as set forth in Section 3.3(m)(ix) of FCB’s Disclosure Letter, no FCB Benefit Plan maintained by FCB provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x) Each FCB Benefit Plan that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA and all reporting required under Sections 6055 and 6056 of the Code has been completed. FCB has complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. FCB has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to any former or retired employee or such employee’s beneficiary at its expense after a termination of employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi) Except as set forth in Section 3.3(m)(xi) of FCB’s Disclosure Letter, FCB has made all bonus and commission payments it was required to make prior to the date hereof to any employee under any FCB Benefit Plan for calendar years 2021, 2022 and 2023.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of FCB have been maintained in compliance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii) Except as set forth in Section 3.3(m)(xiii) of FCB’s Disclosure Letter, each FCB Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, has at all times (A) been maintained and operated in compliance with Section 409A of the Code, and (B) been in documentary compliance with Section 409A of the Code, such that no amounts paid pursuant to any such FCB Benefit Plan is or could be subject to a Tax under Section 409A of the Code. Each FCB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and, except as otherwise set forth in Section 3.3(m)(xiii) of FCB’s Disclosure Letter, it has filed a “Top Hat” registration letter with the Department of Labor for each such plan.

(xiv) Section 3.3(m)(xiv) of FCB’s Disclosure Letter sets forth calculations with respect to each individual who has a contractual right to severance pay from FCB based upon the assumptions set forth in such calculations triggered by a change in control of FCB and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service at or after the Effective Time, taking into account any contractual provisions relating to Section 280G of the Code.

(xv) Section 3.3(m)(xv) of FCB’s Disclosure Letter sets forth its preliminary estimate and analysis as to whether any amount paid or payable to the individuals identified in Section 3.3(m)(xiv) of its Disclosure Letter (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and to its Knowledge and subject to the assumptions and methods described or set forth in those materials, such estimates are true, correct and complete. With respect to individuals who are not identified in Section 3.3(m)(xiv) of its Disclosure Letter, FCB is not required to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(n) Labor and Employment Matters.

(i) FCB has provided Parent a true and complete list, in each case for 2022 and for 2023, of (A) all employees of FCB, including for each such employee: name, unique employee identification number, hire date, work location, current annual salary and any incentive compensation and (B) all independent contractors or consultants used by FCB, including for each such person: name, contact information, description of the services performed, consulting fee and consulting term.

(ii) FCB is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FCB the subject of a pending or, to the Knowledge of FCB, threatened action, lawsuit, arbitration or administrative or judicial proceeding asserting that FCB has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FCB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving FCB pending or, to the Knowledge of FCB, threatened, nor is FCB, to the Knowledge of FCB, subject to any activity involving FCB’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(iii) FCB has complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification, and collective bargaining, and, except as otherwise set forth in Section 3.3(n)(iii) of FCB’s Disclosure Letter, there are no actions, lawsuits, arbitrations or administrative or judicial proceedings of any nature pending or, to FCB’s Knowledge, threatened against FCB brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with FCB. To the Knowledge of FCB, there are no unfair labor practice complaints pending against FCB before the National Labor Relations Board or any other labor relations tribunal or authority. FCB has properly classified individuals providing services to it as employees or independent contractors, as the case may be, and has properly withheld and reported related income and employment taxes in accordance with such classification.

(iv) Except as set forth in Section 3.3(n)(iv) of FCB’s Disclosure Letter, employment of each employee and the engagement of each independent contractor by FCB is terminable at will by FCB without (A) any penalty, liability or severance obligation and (B) prior consent by any Governmental Authority. FCB has paid, or has properly accrued no later than the Closing Date, all accrued salaries, wages, bonuses, commissions, overtime and incentives due to be paid or properly accrued on or before the Closing Date.

(v) To the Knowledge of FCB and to the extent it is permitted by law to ascertain, all of its employees are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. FCB has completed a Form I-9 (Employment Eligibility Verification) for each employee for which one is required by applicable law and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof.

(o) Insurance. Set forth in Section 3.3(o) of FCB’s Disclosure Letter is a list of all insurance policies or bonds currently maintained by FCB. FCB is insured with reputable insurers against such risks and in such amounts as management of FCB reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2022, FCB has not received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2023, has been refused any insurance coverage sought or applied for, and FCB has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of FCB.

(p) Loan Portfolio; Allowance for Credit Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(p) of FCB’s Disclosure Letter:

(i) All Loans (as defined herein) payable to FCB are (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which to its Knowledge have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such Loan which if successful could have a Material Adverse Effect on FCB; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii) (A) There is no material modification or amendment, oral or written, of a Loan that is not reflected on the records of FCB, (B) all currently outstanding Loans are owned by FCB free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $30,000 or more have been asserted in writing against FCB for which there is a reasonable possibility of an adverse determination in any action, lawsuit, arbitration or administrative or judicial proceeding, and to the Knowledge of FCB there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any action, lawsuit, arbitration or administrative or judicial proceeding, and (D) no Loans owned by FCB are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii) The allowance for possible loan or credit losses (the “Credit Loss Allowance”) shown on its Financial Statements or Bank Reports as of September 30, 2023 was, and the Credit Loss Allowance to be shown on its Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding (not including letter of credit or commitments to make loans or extend credit which are included in “other liabilities”).

(iv) Any reserve for losses with respect to other real estate owned (“OREO”) and any reserve for repossession with respect to mortgage Loans to be shown on its Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO or mortgage Loan portfolio, as the case may be, of FCB as of the dates thereof.

(v) The Credit Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(vi) Section 3.3(p)(vi) of FCB’s Disclosure Letter sets forth all residential or commercial mortgage Loans originated on or after January 1, 2019 by it (A) that were sold in the secondary mortgage market and have been re-purchased by it, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from FCB, or have notified FCB of an intent to request indemnification, in connection with such Loans.

(vii) As of December 31, 2023, FCB was not a party to any Loan (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in violation of any law, regulation or rule applicable to FCB including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(viii) As of the date of this Agreement, FCB was not a party to any Loan with any of FCB’s directors or officers that was not made in compliance with Regulation O, as amended, of the Federal Reserve.

(ix) Each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced (including by a third party servicer or sub-servicer, if applicable), and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, FCB’s applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(x) To the extent that FCB has originated any Loan under or otherwise participated in any program created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (the “PPP”), it has done such in good faith and in material compliance with all laws, regulations and guidance governing such program, including but not limited to all regulations and guidance issued by the U.S. Department of the Treasury and/or the U.S. Small Business Administration applicable to Loans originated pursuant to or in association with the PPP.

(xi) As used herein, the term “Loan” means any loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit.

(q) Environmental Matters.

(i) Except as described in Section 3.3(q) of FCB’s Disclosure Letter, FCB is in compliance with all Environmental Laws (as defined herein). FCB has not received any communication alleging that FCB is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) FCB has not received notice of pending, and to its Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) FCB, (B) any person or entity whose liability for any Environmental Claim FCB has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by FCB, or any real or personal property which FCB has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which FCB holds a security interest securing a loan recorded on the books of FCB. FCB is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by FCB, or all real and personal property which FCB has been, or is, judged to have managed or to have supervised or to have participated in the management of, FCB will promptly provide Parent with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in FCB’s Disclosure Letter). FCB is in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of FCB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against FCB or against any person or entity whose liability for any Environmental Claim FCB has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(r) Books and Records. The books and records of FCB have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. FCB owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all Intellectual Property and the FCB Technology Systems (as such terms are defined herein) that are used by FCB in its business as currently conducted. To the Knowledge of FCB, FCB has not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of FCB threatened, against FCB concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “FCB Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by FCB or by a third party.

(t) Derivative Instruments. All derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for FCB’s own account, or for the account of its customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of FCB, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither FCB nor, to the Knowledge of FCB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(u) Deposits. Except as set forth in Section 3.3(u) of FCB’s Disclosure Letter, as of December 31, 2023, none of FCB’s deposits are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of FCB.

(v) Investment Securities.

(i) FCB has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of FCB and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of FCB in accordance with GAAP.

(ii) FCB employs investment, securities risk management and other policies, practices and procedures that FCB believes are prudent and reasonable in the context of such businesses.

(w) Takeover Laws and Provisions. FCB has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover laws, including without limitation Article 14 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Article 14.1 of the VSCA.

(x) Transactions With Affiliates. All “covered transactions” between FCB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions. As of the date hereof, except as set forth in Section 3.3(x) of FCB’s Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by FCB to, and FCB is not otherwise a creditor or debtor to (i) any director, executive officer, five percent (5%) or greater shareholder of FCB or, to the Knowledge of FCB, to any of their respective affiliates or associates, other than as part of the normal and customary terms of such person’s employment or service as a director of FCB and other than deposits held by FCB in the ordinary course of business, or (ii) any other affiliate of FCB. As of the date hereof, except as set forth in Section 3.3(x) of FCB’s Disclosure Letter, FCB is not a party to any transaction or agreement with any of its directors, executive officers or other affiliates, other than such person’s employment or service as a director with FCB and excluding any deposit relationship.

(y) Community Reinvestment Act. FCB had a rating of “satisfactory” or better as of its most recent CRA examination, and FCB has not been advised of, or has reason to believe that, any facts or circumstances exist that would reasonably be expected to cause FCB to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any FCB Regulatory Agency of lower than “satisfactory.”

(z) Fiduciary Accounts. FCB has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents of such account and applicable laws and regulations. Neither FCB nor, to the Knowledge of FCB, any director, officer or employee of FCB, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(aa) Information Systems and Security.

(i) FCB and, to the Knowledge of FCB, each third-party vendor to FCB, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems (“Computer Systems”) maintained by or on behalf of FCB, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To the Knowledge of FCB, FCB has not suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii) To the Knowledge of FCB, all of FCB’s Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. FCB has not experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. FCB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(bb) Required Vote. Other than the FCB Shareholder Approval, no other vote of the shareholders of FCB is required by the VSCA, FCB’s Organizational Documents or otherwise to approve this Agreement and the Merger.

(cc) Financial Advisors. None of FCB or any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, FCB has retained Performance Trust Capital Partners, LLC as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(cc) of FCB’s Disclosure Letter and under which such firm will be entitled to certain fees in connection with this Agreement).

(dd) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of FCB has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Performance Trust Capital Partners, LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of FCB. Such opinion has not been amended or rescinded as of the date of this Agreement.

(ee) No Further Representations. Except for the representations and warranties specifically set forth in this Section 3.3, FCB does not make and shall not be deemed to make any representation or warranty to Parent or any of the Parent Subsidiaries (as defined herein), express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and FCB hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person.

3.4 Representations and Warranties of Parent and NBB.

Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in Parent’s Disclosure Letter or in any of Parent’s Securities Documents (as defined herein) filed on or after January 1, 2023 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), each of Parent and NBB represents and warrants to FCB as follows:

(a) Organization, Standing and Power. Parent is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Parent has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business. Parent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. NBB is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Deposits in NBB are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law. Neither Parent nor any of the Parent Subsidiaries (as defined herein) is in violation of any provision of its Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Parent Subsidiary (as defined herein), as applicable. True and complete copies of Parent’s articles of incorporation and bylaws, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are contained in or incorporated by reference into Parent’s Securities Documents.

(b) Subsidiaries. Each subsidiary of Parent is identified, collectively, in Exhibit 21 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC (each individually a “Parent Subsidiary” and collectively the “Parent Subsidiaries”). Each Parent Subsidiary (i) is a duly organized bank or corporation, association, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate or other applicable power and authority to carry on its business as now conducted and (iii) is duly licensed or qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Parent on a consolidated basis. The outstanding shares of capital stock or equity interests of each Parent Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Parent free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c) Authority; No Breach of the Agreement.

(i) Each of Parent and NBB has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and NBB, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and NBB. This Agreement has been duly executed and delivered by Parent and NBB and assuming due authorization, execution and delivery of this Agreement by FCB, this Agreement is a valid and legally binding obligation of Parent and NBB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by Parent and NBB, nor the consummation by Parent and NBB of the transactions contemplated hereby, nor compliance by Parent and NBB with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of the Organizational Documents of Parent or NBB; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Parent or any Parent Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) material license, agreement or other instrument or obligation, to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Parent Subsidiary.

(iii) Except for (A) the necessary Regulatory Approvals, (B) the filing of Articles of Merger with the OCC and the Virginia SCC to effect the Merger, (C) the filing with the SEC of the Registration Statement and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Exchange Act, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and (E) approval of listing the shares of Parent Common Stock to be issued pursuant to this Agreement on the Nasdaq Capital Market, no consents or approvals of or notices to or filings with any Governmental Authority are necessary in connection with the execution and delivery of this Agreement and the consummation by Parent and NBB of the Merger and the other transactions contemplated by this Agreement, including the Merger. As of the date hereof, to the Knowledge of Parent, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals nor any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger.

(d) Capital Stock of Parent and NBB.

(i) The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock, of which 5,893,782 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of preferred stock, no par value, of which none are issued and outstanding as of the date of this Agreement. All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. All shares of Parent’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of Parent, except as contemplated by a Parent stock option or other equity-based compensation plan or by Parent’s Securities Documents.

(ii) The authorized capital stock of NBB consists of 500,000 shares of NBB Common Stock, of which 68,300 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of NBB Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.

(e) Securities Filings; Financial Statements; Accounting Controls.

(i) Parent has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “Securities Documents”) with the SEC since December 31, 2020 under the Securities Act and the Exchange Act. Parent’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of Parent contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of Parent’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) Each of Parent’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. Parent is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(f) Bank Reports. Parent and each of the Parent Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2019 with the Federal Reserve, the Bureau of Financial Institutions of the Virginia SCC and the OCC (the “Parent Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Parent Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding Parent and each of the Parent Subsidiaries filed with or otherwise submitted to any Parent Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Parent Regulatory Agency in the ordinary course of Parent’s and each of the Parent Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Parent Regulatory Agency into the business or operations of Parent or any of the Parent Subsidiaries and no enforcement action, to its Knowledge, threatened by any Parent Regulatory Agency.

(g) Absence of Certain Changes or Events. Since December 31, 2022, except as disclosed in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (i) Parent and the Parent Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2022 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (v) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Parent nor any Parent Subsidiary has, and since December 31, 2022 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its Securities Documents or Bank Reports).

(i) Legal Proceedings; Compliance with Laws.

(i) There are no actions, lawsuits, arbitrations or administrative or judicial proceedings (or, to the Knowledge of Parent, any basis therefor) instituted or pending or, to its Knowledge, threatened in writing against Parent or any of the Parent Subsidiaries or against any of Parent’s or any of the Parent Subsidiaries’ properties, assets, interests or rights, or to the Knowledge of Parent, against any of Parent’s or the Parent Subsidiaries’ officers, directors or employees in their capacities as such. Neither Parent nor any of the Parent Subsidiaries is a party to or subject to any cease-and-desist or other agreement, order, memorandum of understanding, enforcement action, supervisory or commitment letter or similar undertaking by or with any Governmental Authority that, in each of any such cases, restricts Parent’s operations or the operations of any of the Parent Subsidiaries or that relates to Parent’s capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, and neither Parent nor any of the Parent Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing, ordering, or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Except for examinations of Parent and any of the Parent Subsidiaries conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has ordered Parent or any of the Parent Subsidiaries to pay any civil penalty or initiated or has pending any actions, lawsuits, arbitrations or administrative or judicial proceedings or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of the Parent Subsidiaries since December 31, 2018. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the Knowledge of Parent, threatened against any officer or director of Parent, or any of the Parent Subsidiaries, in connection with the performance of his or her duties as an officer or director of Parent or any of the Parent Subsidiaries. Parent and each of the Parent Subsidiaries have complied in all material respects with, and have not been in material default or violation under, all laws, statutes, ordinances, requirements, regulations, rules or orders of any Governmental Authority applicable to Parent and each of the Parent Subsidiaries, including (to the extent applicable to Parent or any of the Parent Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Economic Growth, Regulatory Relief and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Parent nor any of the Parent Subsidiaries have been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition or approval of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or each of the Parent Subsidiaries. Parent and each of the Parent Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and to the Knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(ii) Parent has no Knowledge of, nor has Parent or any of the Parent Subsidiaries been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Parent or any of the Parent Subsidiaries: (A) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, the Anti-Money Laundering Act of 2020, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (B) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations.

(j) Tax Matters.

(i) Parent and each of the Parent Subsidiaries have timely filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Parent or any of the Parent Subsidiaries have been timely paid. No Tax Return filed by Parent or any of the Parent Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid Tax deficiency has been asserted against Parent or any of the Parent Subsidiaries by any Governmental Authority, and no Tax Return filed by Parent or any of the Parent Subsidiaries is under examination by any Governmental Authority.

(ii) Parent and each of the Parent Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Parent and each of the Parent Subsidiaries have complied in all material respects with all Tax information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and the Parent Subsidiaries) (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Parent was the common parent) or (iii) has any liability for the Taxes of any person (other than Parent and the Parent Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or non-U.S. law, as a transferee or successor, by contract or otherwise.

(iv) Neither Parent nor any of the Parent Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 1.6011-4(b) of the Treasury Regulations. Parent and each of the Parent Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Parent is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(vi) Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(k) Employee Benefit Plans.

(i) All of the Parent Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and Parent has administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “Parent Benefit Plan” means an employee benefit plan and program of Parent and the Parent Subsidiaries, including without limitation: (A) all retirement, savings pension, stock bonus, profit sharing and other similar plans, programs or arrangements; (B) all health, life, severance, insurance, disability and other employee welfare or fringe benefit plans, programs, contracts or similar arrangements; and (C) all employment agreements, change in control agreements, severance agreements or similar agreements; and (D) all bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, excess benefit, change in control and other employee and director benefit plans, programs or arrangements, and all other employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees, directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its subsidiaries or former subsidiaries or any trade or business of it or any of such subsidiaries, whether or not incorporated, all of which together with it are or were deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA sponsors, has (or had, during the last six (6) years) an obligation to contribute or has (or had, during the last six (6) years) any liability (collectively, the “Parent Benefit Plans”).

(ii) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter (based on IRS permitted determination request procedures) or opinion letter, as applicable. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan.

(l) Insurance. Parent and the Parent Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Parent reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2022, neither Parent nor any of the Parent Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2023, has been refused any insurance coverage sought or applied for, and Parent has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Parent or the Parent Subsidiaries.

(m) Community Reinvestment Act. NBB had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Parent nor NBB has been advised of, or has reason to believe that, any facts or circumstances exist that would reasonably be expected to cause Parent to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Parent Regulatory Agency of lower than “satisfactory.”

(n) Required Vote. No vote of the shareholders of Parent is required by the VSCA, Parent’s articles of incorporation, Parent’s bylaws or otherwise to approve this Agreement and the Merger.

(o) Financial Advisors. None of Parent, any of the Parent Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Parent has retained Piper Sandler & Co. as its financial advisor (pursuant to an engagement letter under which Piper Sandler & Co. will be entitled to certain fees).

(p) No Further Representations. Except for the representations and warranties specifically set forth in this Section 3.4, neither Parent nor any of the Parent Subsidiaries makes or shall be deemed to make any representation or warranty to FCB, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and each of Parent and the Parent Subsidiaries hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1 Conduct of Business of FCB Pending the Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in FCB’s Disclosure Letter, without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed), FCB agrees that it will not:

(a) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its material assets, rights and properties and preserve its relationships with its customers, employees, suppliers, Regulatory Agencies and others with which it has advantageous business relationships.

(b) Take any action that would prevent or adversely affect or delay the ability of Parent, NBB or FCB (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, modify or repeal its Organizational Documents.

(d) Other than pursuant to Rights outstanding as of the date hereof as disclosed in Section 3.3(d)(i) of FCB’s Disclosure Letter, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of FCB, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, excluding executive officers, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than three percent (3.00%).

(f) Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof under any FCB Benefit Plan and as set forth in Section 4.1(f) of FCB’s Disclosure Letter or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, restricted stock, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, including without limitation taking any action that accelerates, or causes the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g) Hire any person as an employee of FCB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.1(g) of FCB’s Disclosure Letter and (ii) persons hired to fill any employee or non-officer vacancies existing as of the date hereof or arising after the date hereof and whose employment is terminable at the will of FCB and who are not contractually entitled to or subject to or eligible for any new or additional severance or similar benefits or payments that would become payable as a result of the Merger or the consummation thereof (other than severance or similar benefits provided pursuant to Section 5.9(c) of this Agreement).

(h) Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any such change that is required by law.

(i) Incur any indebtedness for borrowed money, other than overnight borrowings and draws under FCB’s lines of credit as existing on the date of this Agreement (or subsequently renewed), in each case in the ordinary course of business consistent with past practice; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(j) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(k) Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

(l) Implement or adopt any change in its Tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(m) Make or change any material Tax election, settle or compromise any material Tax liability of FCB, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of FCB, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(n) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(o) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties sold in the ordinary course of business consistent with past practice, and (ii) other transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $20,000 individually or $40,000 in the aggregate.

(p) Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.1(x); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary course of business consistent with past practice; and (iii) such other acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $30,000 in the aggregate.

(q) Except as otherwise permitted under this Section 4.1, enter into, modify, amend, terminate, cancel, fail to renew or extend any (i) material agreement, lease or license relating to real property, personal property, data security or cybersecurity, data processing, electronic banking mobile banking or bankcard functions; or (ii) FCB Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (not covered by (i) and whether written or oral) that would constitute a FCB Contract if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice or for the non-renewal or termination of a FCB Contract upon expiration of its term.

(r) Enter into any settlements or similar agreements with respect to any claims, actions, suits, proceedings, orders or investigations to which FCB is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by FCB of an amount that exceeds $20,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of FCB.

(s) Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, originating, servicing, risk and asset liability management and other material banking, operating or board policies or practices or otherwise fail to follow such policies or practices, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or change the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(t) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(u) Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Parent prior to the date hereof).

(v) (i) Make, renew, restructure or otherwise modify any Loan other than Loans that are made in the ordinary course of business consistent with past practice (excluding participations) or Loans that were previously acquired in the ordinary course of business consistent with past practice, in each case originated in compliance with FCB’s internal loan policies and that have (A) in the case of unsecured Loans, total exposure to the borrower and its affiliates not in excess of $150,000, and (B) in the case of secured Loans, total exposure to the borrower and its affiliates not in excess of $1,000,000, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that Parent’s prior written consent is required pursuant to clause (i) above, Parent shall use its reasonable efforts to provide such consent within two (2) business days of any request by FCB. If Parent has not replied to FCB’s notice within two (2) business days, FCB may assume Parent’s consent and shall have the right to take action as set forth in its notice.

(w) Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to (i) borrowings from the Federal Home Loan Bank of Atlanta; and (ii) the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(x) (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or equity investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two (2) years or less, (ii) dispose of any debt security or equity investment or (iii) restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(y) Enter into or settle any Derivative Contract other than contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted.

(z) Make any investment in or commitment to invest in real estate or in any real estate development project (other than as a Loan or by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(aa) Foreclose on or take a deed or title to any real estate, other than single-family residential properties, without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous 40 Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(bb) Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(cc) Agree to take any of the actions prohibited by this Section 4.1.

4.2 Conduct of Business of Parent Pending the Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, without the prior written consent of FCB (not to be unreasonably conditioned, withheld or delayed), Parent agrees that it will not, and will cause each of the Parent Subsidiaries not to:

(a) Conduct its business and the business of the Parent Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their material assets, rights and properties and preserve their relationships with their customers, employees, suppliers, Regulatory Agencies and others with which it has advantageous business relationships.

(b) Take any action that would prevent or adversely affect or delay the ability of Parent, NBB or FCB (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d) Amend, modify or repeal any provision of its Organizational Documents in a manner which would have a Material Adverse Effect on FCB, the shareholders of FCB or the transactions contemplated by this Agreement.

(e) Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f) Agree to take any of the actions prohibited by this Section 4.2.

4.3 Transition.

To facilitate the integration of the operations of Parent, NBB and FCB and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Parent, NBB and FCB shall, and shall cause its subsidiaries (if any) to, consult with the other parties on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4 No Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give Parent or NBB directly or indirectly, the right to control or direct the operations of FCB or to exercise, directly or indirectly, a controlling influence over the management or policies of FCB, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give FCB, directly or indirectly, the right to control or direct the operations of Parent or NBB or to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or NBB. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ (if any) respective operations.

ARTICLE 5

Additional Agreements

5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other parties hereto to that end.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, FCB shall permit Parent and NBB to make or cause to be made such investigation of FCB’s operational, financial and legal condition as Parent or NBB reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by Parent or NBB shall affect the representations and warranties of FCB. FCB shall provide to Parent and NBB all written agendas and meeting or written consent materials provided to the directors of

FCB in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), Parent and NBB and their representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal (as such terms are defined herein) or any matters relating thereto. FCB shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of FCB.

(b) During the period from the date of this Agreement to the Effective Time, FCB shall, upon the request of Parent or NBB, cause one or more of its designated executive officers to confer on a monthly or more frequent basis with Parent or NBB regarding FCB’s financial condition, operations and business and matters relating to the completion of the Merger. As soon as reasonably available, but in no event later than the earlier of (i) the thirtieth (30th) day after the end of each calendar quarter ending after the date of this Agreement, and (ii) the date of public dissemination of earnings information pertaining to such calendar quarter (or year with respect to a quarter ending on December 31), FCB will deliver to Parent and NBB its unaudited balance sheet and the related statements of income, without related notes, for such quarter (or year with respect to a quarter ending on December 31) prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, FCB will deliver to Parent and NBB (i) such loan reports as Parent and NBB may reasonably request, and (ii) such other financial data as Parent and NBB may reasonably request.

(c) Each party hereto will give prompt notice to the other parties (and subsequently keep the other parties informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d) Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other parties, all information of the other parties obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other parties, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other parties a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, promptly destroy in a manner that renders the information impracticable to read or reconstruct and certify the destruction of all confidential information received from the other party.

5.3 FCB Shareholder Approval.

FCB shall call a meeting of its shareholders for the purpose of obtaining the FCB Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “FCB Shareholders Meeting”). Subject to Section 5.5(f), the Board of Directors of FCB shall (i) recommend to FCB’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “FCB Board Recommendation”), (ii) include the FCB Board Recommendation in the Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the FCB Shareholder Approval.

5.4 Registration Statement; Proxy Statement; SEC Filings.

(a) Each party will cooperate with the other parties, and their representatives, in the preparation of (i) the Registration Statement to be filed by Parent with the SEC in connection with the offering and issuance of Parent Common Stock in the Merger and (ii) the Proxy Statement to be used by FCB in connection with the FCB Shareholders Meeting. The Registration Statement shall not be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Registration Statement shall be filed, by Parent without consultation with FCB and its counsel. The Proxy Statement shall not be mailed or delivered, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be mailed or delivered, by FCB without consultation with Parent and its counsel. Parent will use its reasonable best efforts, in which FCB will reasonably cooperate as necessary, to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable, and to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and FCB shall thereafter mail or deliver the Proxy Statement to its shareholders.

(b) Each party agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (ii) the Proxy Statement will, at the date(s) of mailing to FCB shareholders and at the time of the FCB Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

5.5 No Other Acquisition Proposals.

(a) FCB agrees that it will not, and will cause its officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by FCB) not to, directly or indirectly, (i) initiate, solicit, endorse or encourage inquiries, proposals or offers with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit FCB, prior to obtaining the FCB Shareholder Approval and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to FCB (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Board of Directors of FCB concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under applicable law, (ii) before taking such actions, FCB receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with FCB, provided that any nonpublic information furnished or to be furnished to such person or entity shall have previously been provided to Parent or will simultaneously be provided to Parent, and (iii) the Board of Directors of FCB concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined herein). FCB shall promptly (within twenty-four (24) hours) notify Parent orally and in writing of FCB’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving FCB: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of FCB or ten percent (10%) or more of any class of equity or voting securities of FCB; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of FCB.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of FCB concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement is (i) more favorable to the shareholders of FCB from a financial point of view, than the transactions contemplated by this Agreement, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to receive all required approvals of Governmental Authorities, and (iv) otherwise reasonably capable of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority”.

(e) Except as provided in Section 5.5(f), neither the Board of Directors of FCB nor any committee thereof shall (i) withhold, withdraw, qualify, modify or fail to make in any manner adverse to Parent the FCB Board Recommendation; (ii) propose publicly to withhold, withdraw, qualify or modify in any manner adverse to Parent the FCB Board Recommendation or (iii) take such other action or make any other public statement in connection with the FCB Shareholders Meeting inconsistent with the FCB Board Recommendation (collectively, a “Change of Recommendation”).

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the FCB Shareholder Approval, the Board of Directors of FCB may (1) make a Change of Recommendation, in which event the Board of Directors of FCB may communicate the basis for its lack of FCB Board Recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law or regulation, or (2) terminate the Agreement pursuant to Section 7.1(i) and enter into an acquisition agreement or similar agreement with respect to a Superior Proposal; provided, that the Board of Directors of FCB may only take actions under this Section 5.5(f) if and only to the extent that:

(i) the Board of Directors of FCB has received and evaluated a Superior Proposal in accordance with this Section 5.5;

(ii) the Board of Directors of FCB has determined in good faith, after consultation with outside legal counsel and financial advisers, that failure to pursue such Superior Proposal and make a Change of Recommendation, as applicable, would result in a violation of its fiduciary duties under applicable law; and

(iii) prior to taking such any such action, (A) FCB shall notify Parent in writing, at least five (5) business days in advance, that it intends to accept a Superior Proposal; (B) upon Parent’s request, FCB shall discuss with Parent the facts and circumstances giving rise to such decision and negotiate in good faith with Parent to facilitate Parent’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of FCB not to accept the Superior Proposal; (C) if Parent shall have delivered to FCB an offer to alter the terms of this Agreement during such five (5) business day notice period, the Board of Directors of FCB shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by Parent, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, FCB shall, in each case, provide Parent with an additional notice and the five (5) business day notice period shall recommence.

(g) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit FCB to terminate this Agreement or affect any other obligation of FCB under this Agreement.

(h) FCB agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of FCB shall be deemed a breach of this Section 5.5 by FCB.

5.6 Applications and Consents.

(a) The parties hereto shall cooperate and shall use their reasonable best efforts to, as promptly as practicable, prepare all documentation and make all filings necessary to obtain the Regulatory Approvals. Each of the parties hereto shall use its reasonable best efforts to comply with the terms and conditions of all such Regulatory Approvals and resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable law or regulation; provided, that, in no event shall Parent or NBB be required, and FCB shall not be permitted (without prior written consent of Parent or NBB, as the case may be), in connection with a Regulatory Approval or the transactions contemplated by this Agreement, to take any action, or commit to take any action, or to accept any restriction or condition, involving FCB, Parent, NBB or any Parent Subsidiary, which the Board of Directors of Parent or NBB reasonably determines in good faith would be materially financially burdensome to the business, operations, financial condition or results of operations of the business of Parent or NBB or on the business of FCB (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).

(b) Each party will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority. Each party hereto will promptly furnish to the other parties copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other parties with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

(c) If any FCB Contract will require a consent from a third party as a result of the Merger, and such consent has not been obtained as of the Effective Time, then neither this Agreement nor any other document related to the consummation of the Merger shall constitute a sale, assignment, assumption, transfer conveyance or delivery (or an attempt to do any of the foregoing) of such FCB Contract until such time as such consent is obtained.

5.7 Public Announcements.

The initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent, NBB and FCB. Thereafter, no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Authority, in which case the party required to make the release or announcement shall, subject to applicable law, consult with the other parties about, and allow the other parties reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 5.7.

5.8 Support and Non-Competition Agreements.

As a material inducement to Parent, NBB and FCB to enter into this Agreement, simultaneously with the execution of this Agreement, each director and executive officer of FCB shall enter into an agreement, substantially in the form of Exhibit 5.8 hereto (collectively, the “Support and Non-Competition Agreements”), pursuant to which they have agreed, among other things, to vote their shares of FCB Common Stock in favor of this Agreement and the Merger.

5.9 Employee Benefit Plans.

(a) After the Effective Time, Parent at its election shall either: (i) provide generally to officers and employees of FCB, who at or after the Effective Time become employees of Parent or the Parent Subsidiaries (“FCB Continuing Employees”), employee benefits under the Parent Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of Parent and the Parent Subsidiaries; or (ii) maintain for the benefit of the FCB Continuing Employees, the FCB Benefit Plans maintained by FCB immediately prior to the Effective Time; provided that Parent may reasonably request that FCB take action to amend any FCB Benefit Plan prior to the Effective Time to comply with any law or, so long as the benefits provided under those FCB Benefit Plans following such amendment are no less favorable to the FCB Continuing Employees than benefits provided by Parent to its officers and employees under any comparable Parent Benefit Plans, as necessary and appropriate for other business reasons.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Parent Benefit Plans, service with or credited by FCB shall be treated as service with Parent. To the extent permitted under applicable law, for any plan year during which FCB Continuing Employees transition to the welfare Parent Benefit Plans, Parent shall use its best efforts to cause welfare Parent Benefit Plans maintained by Parent that cover the FCB Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the FCB Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the FCB Continuing Employees under welfare FCB Benefit Plans to be credited to such FCB Continuing Employees under welfare Parent Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such FCB Continuing Employees under welfare Parent Benefit Plans for such plan year (if any).

(c) Each employee of FCB at the Effective Time whose employment is involuntarily terminated other than for cause by Parent after the Effective Time, but on or before the date that is nine (9) months from the Effective Time, excluding any employee who has a contract providing for severance pay, shall be entitled to receive severance in accordance with Schedule 5.10(c) of FCB’s Disclosure Schedule.

(d) With respect to FCB’s 401(k) plan, FCB shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each FCB Continuing Employee who was a participant in the FCB 401(k) plan and who continues at the Effective Time in the employment of Parent or any Parent Subsidiary shall be eligible to participate in Parent’s 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated FCB 401(k) plan will be eligible for distribution or rollover, including direct rollover, to Parent’s 401(k) plan for FCB Continuing Employees, subject to the terms of Parent’s 401(k) plan. Parent shall use commercially reasonable efforts to allow any such rollover to include any outstanding loan notes under the FCB 401(k) plan. Any other former employee of FCB who is employed by Parent or the Parent Subsidiaries after the Effective Time shall be eligible to be a participant in the Parent 401(k) plan upon complying with eligibility requirements. All rights to participate in Parent’s 401(k) plan are subject to Parent’s right to amend or terminate the Parent 401(k) plan. For purposes of administering Parent’s 401(k) plan, service with FCB shall be deemed to be service with Parent for participation and vesting purposes, but not for purposes of benefit accrual.

(e) Nothing in this Section 5.9 shall be interpreted as preventing Parent, from and after the Effective Time, from amending, modifying or terminating any Parent Benefit Plans or FCB Benefit Plans or any other contracts, arrangements, commitments or plans of any party in accordance with their terms and applicable law. The provisions of this Agreement, including this Section 5.9, are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA.

(f) With respect to the Frontier Community Bank Supplemental Retirement Plan (the “FCB SERP”), prior to Effective Time FCB shall adopt such resolutions and/or amendments to the FCB SERP and take any other necessary action as necessary to amend the FCB SERP as set forth on Section 5.9(f) of FCB’s Disclosure Letter. As soon as practicable following the date of this Agreement, FCB shall provide Parent with (i) certified copies of the resolutions and/or amendments adopted by the FCB Board authorizing the above actions, (ii) executed amendments to the FCB SERP and related documents, and (iii) any required written consent of FCB SERP participants. All documents issued, adopted, or executed in connection with implementation of this Section 5.9(f) shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

5.10 Reservation of Shares; Nasdaq Listing.

(a) Parent shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Parent Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

5.11 Indemnification; Insurance.

(a) Following the Effective Time, Parent shall indemnify, defend and hold harmless any person who has rights to indemnification from FCB, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and FCB’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Parent shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Parent and the indemnified party.

(b) Parent shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions no less favorable than those of the existing directors’ and officers’ liability (and fiduciary) insurance maintained by FCB from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by FCB for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than two hundred fifty percent (250%) of the amount of the last annual premium paid by FCB, Parent will obtain the maximum amount of that insurance obtainable by payment of two hundred fifty percent (250%) of the amount of the last annual premium paid by FCB.

(c) The provisions of this Section 5.11 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.12 Employment and Other Arrangements.

(a) Parent will, as of and after the Effective Time, assume and honor all employment, severance, change in control, supplemental executive retirement and deferred compensation agreements or arrangements that FCB has with its current and former officers, directors and employees and which are set forth in Section 5.12(a) of FCB’s Disclosure Letter, except to the extent (i) the affected individual has consented to alternative treatment, (ii) any such agreements or arrangements shall be superseded on or after the Effective Time or (iii) any such agreements or arrangements shall have been amended, terminated or superseded without Parent’s consent after the date hereof but prior to the Effective Time.

(b) Forty-five (45) days prior to the Effective Time, FCB shall provide Parent with an updated version of the calculations called for in Section 3.3(m)(xiv) of FCB’s Disclosure Letter. No more than twenty (20) days prior to the Effective Time, FCB shall take all steps necessary to terminate the agreements listed in Section 5.12(b) of FCB’s Disclosure Letter (collectively, the “Affected Agreements”) immediately preceding the Effective Time. Following the Effective Time, Parent shall pay or cause to be paid to each individual who was a party to an Affected Agreement (“Affected Employees”) the applicable amount set forth on Section 5.12(b) of FCB’s Disclosure Letter at the time or times specified therein, net of applicable tax withholdings; provided, however, that each such amount shall be reduced as necessary to ensure that the amount so paid (when aggregated with any other benefits or payments payable upon a change in control to the affected individual) will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code, as determined by Parent’s outside accounting firm or such other accounting firm or third-party mutually acceptable to FCB and Parent. All documents issued, adopted or executed in connection with the implementation of this Section 5.12(b) shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(c) Prior to the Effective Time, FCB shall have obtained a general release from each Affected Employee associated with such individual’s respective employment prior to the Effective Time and confirming that the receipt of the payment to be made to such Affected Employee in accordance with Section 5.12(b) constitutes full satisfaction of all amounts due and owing to such recipient under the Affected Agreement. Such release shall be in a form reasonably acceptable to Parent.

5.13 Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.14 Change of Method.

Parent, NBB and FCB shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the FCB Shareholders Meeting), to change the method or structure of effecting the combination of NBB and FCB (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration, (ii) adversely affect the tax treatment of the Merger as set forth in Section 1.5 of this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.15 Certain Policies.

Prior to the Effective Time, FCB shall, consistent with GAAP and applicable banking laws and regulations, modify or change its respective Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent and NBB; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b).

5.16 Litigation and Claims.

Each party shall promptly notify the other parties in writing of any actions, lawsuits, arbitrations or administrative or judicial proceedings pending or, to the Knowledge of such party, threatened against Parent, FCB or any of the Parent Subsidiaries, respectively, in each case that (i) questions or would reasonably be expected to question the validity of this Agreement, the Merger or the other transactions contemplated hereby or any actions taken or to be taken by Parent, FCB or any Parent Subsidiary with respect to this Agreement, the Merger or the other transactions contemplated hereby or (ii) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. FCB shall not settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

5.17 Significant Credit Loan Committee Meetings.

Following the date hereof until the Effective Time or termination of this Agreement, FCB shall permit representatives of NBB to attend as observers any meeting of the management loan committee of FCB at which any new Loan or renewal of any existing Loan where the total exposure to the borrower if such new Loan or renewal is approved is (i) in the case of unsecured Loans, in excess of $150,000, and (ii) in the case of secured Loans, in excess of $1,000,000.

5.18 Notice of Deadlines.

At least sixty (60) days prior to the Effective Time, FCB shall provide Parent with a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which FCB is a party. For purposes of this Section 5.18, a material agreement shall mean an agreement not terminable on thirty (30) days or less notice and involving the payment or value of more than $25,000 per year and/or has a termination fee.

5.19 Consent to Assign and Use Leased Premises; Extensions.

On Section 5.19 of its Disclosure Letter, FCB has provided a list of all leases with respect to real or personal property used by FCB. With respect to the leases disclosed in Section 5.19 of its Disclosure Letter, FCB will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of FCB to Parent or NBB and to permit the use and operation of the leased premises by Parent or NBB. If any such consent has not been obtained as of the Effective Time, then neither this Agreement nor any other document related to the consummation of the Merger shall constitute a sale, assignment, assumption, transfer conveyance or delivery (or an attempt to do any of the foregoing) of such lease until such time as such consent is obtained.

5.20 Financial Ability.

At the Effective Time and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 2 hereof, Parent shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of FCB Common Stock pursuant to Article 2 hereof and the aggregate amount of cash due with respect to any Dissenting Shares.

ARTICLE 6

Conditions to the Merger

6.1 General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the FCB Shareholder Approval.

(b) Regulatory Approvals. Parent, NBB and FCB shall have received all Regulatory Approvals, all notice periods and waiting periods required after the granting of any such Regulatory Approvals shall have passed, all such Regulatory Approvals shall be in effect, and no such Regulatory Approvals shall contain a Burdensome Condition.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of the Parent Common Stock to be issued to the holders of FCB Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance.

(e) Legal Proceedings. No party hereto shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

6.2 Conditions to Obligations of Parent and NBB.

The obligations of Parent and NBB to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and NBB pursuant to the provisions of this Section 6.2 and Section 8.3.

(a) Representations and Warranties. The representations and warranties of FCB set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect.

(b) Performance of Obligations. FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect.

(c) Federal Tax Opinion. Parent shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger of FCB with and into NBB will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Parent, NBB and FCB reasonably satisfactory in form and substance to such counsel.

(d) Dissenting Shares. Not more than ten percent (10%) of the outstanding shares of FCB Common Stock shall constitute Dissenting Shares.

(e) No Material Adverse Effect. No Material Adverse Effect with respect to FCB shall have occurred.

6.3 Conditions to Obligations of FCB.

The obligations of FCB to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of Parent and NBB set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and FCB shall have received certificates, dated as of the Closing Date, signed on behalf of Parent and NBB by the Chief Executive Officer and Chief Financial Officer of Parent and NBB, respectively, to such effect.

(b) Performance of Obligations. Each of Parent and NBB shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and FCB shall have received certificates, dated as of the Closing Date, signed on behalf of Parent and NBB by the Chief Executive Officer and Chief Financial Officer of Parent and NBB, respectively, to such effect.

(c) Federal Tax Opinion. FCB shall have received a written opinion, dated the Closing Date, from its counsel, Woods Rogers Vandeventer Black, in form and substance reasonably satisfactory to FCB, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger of FCB with and into NBB will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Parent, NBB and FCB reasonably satisfactory in form and substance to such counsel.

(d) No Material Adverse Effect. No Material Adverse Effect with respect to Parent or NBB shall have occurred.

ARTICLE 7

Termination

7.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, whether before or after receipt of the FCB Shareholder Approval, as provided below:

(a) Mutual Consent. By the mutual consent in writing of Parent, NBB and FCB;

(b) Closing Delay. By Parent and NBB or FCB, evidenced by written notice, if the Merger has not been consummated by January 23, 2025 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c) Breach of Representation or Warranty.

(i) By Parent and NBB (provided that Parent and NBB are not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of FCB contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to FCB of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Parent and NBB the ability to refuse to consummate the Merger under Section 6.2(a); or

(ii) By FCB (provided that FCB is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Parent and NBB contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent and NBB of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide FCB the ability to refuse to consummate the Merger under Section 6.3(a);

(d) Breach of Covenant or Agreement.

(i) By Parent and NBB (provided that Parent and NBB are not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by FCB of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to FCB of such breach;

(ii) By FCB (provided that FCB is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Parent or NBB of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent and NBB of such breach;

(e) Conditions to Performance Not Met. By either Parent and NBB on the one hand or FCB on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f) FCB Solicitation and Recommendation Matters; FCB Shareholders Meeting Failure. At any time prior to the receipt of the FCB Shareholder Approval, by Parent and NBB if (i) FCB shall have breached Section 5.5, (ii) the FCB Board of Directors shall have failed to make the FCB Board Recommendation, (iii) the FCB Board of Directors shall have effected a Change of Recommendation or (iv) FCB shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the FCB Shareholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3;

(g) No FCB Shareholder Approval. By either Parent and NBB on the one hand or FCB on the other hand, if the FCB Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the FCB Shareholders Meeting or any adjournment thereof;

(h) Termination Event. By Parent and NBB upon the occurrence of any of the following events after the date hereof:

(i) (A) FCB, without having received Parent’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with FCB, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of FCB; or (B) FCB, without having received Parent’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from FCB securities representing ten percent (10%) or more of the voting power of FCB; or

(ii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of FCB Common Stock is commenced (other than by Parent or a Parent Subsidiary), and the FCB Board recommends that the shareholders of FCB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i) Other Agreement. At any time prior to the receipt of the FCB Shareholder Approval, by FCB in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by FCB and the FCB Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by FCB pursuant to this Section 7.1(i) only after taking the following actions: (A) FCB shall notify Parent in writing, at least five (5) business days in advance, that it intends to accept a Superior Proposal; (B) upon Parent’s request, FCB shall discuss with Parent the facts and circumstances giving rise to such decision and negotiate in good faith with Parent to facilitate Parent’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of FCB not to accept the Superior Proposal; (C) if Parent shall have delivered to FCB a written offer capable of being accepted by FCB to alter the terms of this Agreement during such five (5) business day notice period, the Board of Directors of FCB shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by Parent, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, FCB shall, in each case, provide Parent with an additional notice and, unless FCB provides such additional notice to Parent within three (3) business days of providing Parent with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be three (3) business days rather than the five (5) business day notice period otherwise contemplated by clause (A).

7.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, none of Parent, NBB, FCB, any Parent Subsidiary, or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(d), Section 5.7, this Article 7 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3 Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Support and Non-Competition Agreements, which shall survive in accordance with their terms) shall survive the Effective Time, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Proxy Statement shall be borne by FCB.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by Parent while structuring the Merger, FCB shall pay Parent the sum of $685,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent and NBB pursuant to Section 7.1(f) or Section 7.1(h), or by FCB pursuant to Section 7.1(i), payment shall be made to Parent concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated (A) by Parent and NBB pursuant to Section 7.1(c)(i), Section 7.1(d)(i) or Section 7.1(e), (B) by either Parent and NBB or FCB pursuant to Section 7.1(b), or (C) by either Parent and NBB or FCB pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders, senior management or the Board of Directors of FCB (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of FCB contemplated by this Agreement at the FCB Shareholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then if within fifteen (15) months after such termination FCB enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FCB shall pay to Parent the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the date when such transaction is consummated.

(c) The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by FCB. If FCB fails to pay or cause payment to Parent the amount(s) due under paragraph (b) above at the time specified therein, FCB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d) Any payment required to be made pursuant to this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by Parent in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall FCB be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8

General Provisions

8.1 Entire Agreement.

This Agreement, including the Disclosure Letters and the exhibits hereto, contains the entire agreement among Parent, NBB and FCB with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2 Binding Effect; No Third Party Rights.

This Agreement shall bind Parent, NBB and FCB and their respective successors and assigns. Other than Sections 5.9, 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3 Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the FCB Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Governmental Authorities.

8.4 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

8.5 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by e-mail (with confirmation); (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Parent or NBB:

F. Brad Denardo

President and Chief Executive Officer

National Bankshares, Inc.

101 Hubbard Street

Blacksburg, Virginia 24062

Email: bdenardo@nbbank.com

with a copy to (which shall not constitute notice to Parent or NBB):

Scott H. Richter, Esq.

Benjamin A. McCall, Esq.

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Email: srichter@williamsmullen.com

            bmccall@williamsmullen.com

If to FCB:

Alan J. Sweet

President and Chief Executive Officer

Frontier Community Bank

400 Lew Dewitt Boulevard

Waynesboro, Virginia 22980

Email: asweet@frontiercommunitybank.com

with a copy to (which shall not constitute notice to FCB):

Joseph E. Spruill, III, Esq.

Woods Rogers Vandeventer Black

901 East Byrd Street, Suite 1600

Richmond, Virginia 23219

Email: Joseph.Spruill@wrvblaw.com

8.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7 Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

8.9 Interpretation; Global Terms.

Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific governmental agencies or entities includes any successor statute or regulation, or agency or entity, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “include” or “including” in this Agreement is by way of example rather than by limitation. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable.

8.10 Specific Performance.

Each of Parent, NBB and FCB agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled in law or in equity.

8.11 Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b) and Va. Code § 6.2-904(A)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

8.12 Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

NATIONAL BANKSHARES, INC.

By:	/s/ F. Brad Denardo
F. Brad Denardo
President and Chief Executive Officer

THE NATIONAL BANK OF BLACKSBURG

By:	/s/ F. Brad Denardo
F. Brad Denardo
President and Chief Executive Officer

FRONTIER COMMUNITY BANK

By:	/s/ Alan J. Sweet
Alan J. Sweet
President and Chief Executive Officer

EXHIBIT 5.8

To the Agreement and

Plan of Merger

FORM OF SUPPORT AND NON-COMPETITION AGREEMENT

THIS SUPPORT AND NON-COMPETITION AGREEMENT (the “Agreement”), dated as of January 23, 2024, is by and among National Bankshares, Inc., a Virginia corporation (“Parent”), Frontier Community Bank, a Virginia banking corporation (“FCB”), and the shareholder of FCB identified on the signature page hereto in such Shareholder’s capacity as a shareholder of FCB (the “Shareholder”). Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement (such term as defined herein).

WHEREAS, the Boards of Directors of Parent, NBB and FCB have approved a business combination of their companies through the merger (the “Merger”) of FCB with and into NBB pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of January 23, 2024, by and among Parent, NBB and FCB (the “Merger Agreement”);

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of FCB Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, as a material inducement for Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder.

The Shareholder represents and warrants to Parent as follows:

(a) That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares.

(b) That he/she has full right, power and authority to enter into, deliver and perform this Agreement, and that this Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

(c) That none of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan or credit arrangement, lien, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Covered Shares are subject.

(d) That there is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his/her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his/her obligations hereunder or to consummate the transactions contemplated hereby.

(e) That any proxies or voting rights previously given in respect of the Covered Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

2. Support of Shareholder; Covenants of Shareholder.

(a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the FCB Shareholders Meeting and at such meeting shall vote, or cause to be voted (including causing any holder of record of the Covered Shares), in person or by proxy, all of the Covered Shares (i) in favor of the Merger Agreement and the transactions contemplated thereby, and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FCB under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the conditions under the Merger Agreement by Parent, NBB or FCB, until this Agreement terminates as provided in Section 2(f) herein, unless Parent is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f) herein, he/she shall not, without the prior written consent of Parent, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, pledge, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of FCB should not support the Merger.

(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce or encourage any other person, including but not limited to any holder of FCB Common Stock, or any officer, employee or director of FCB to, solicit from any third party any inquiries or proposals relating to the disposition of FCB’s business or assets or the acquisition of FCB’s voting securities, or the merger of FCB with any person other than Parent or any subsidiary of Parent, or except as provided in Section 5.5 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e) The Shareholder agrees that he/she shall not, without the prior written consent of Parent, directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of FCB Common Stock prior to the Effective Time of the Merger.

(f) The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

(g) The term “Covered Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his/her fiduciary responsibility in respect of any such securities. For purposes of this Agreement, the term “beneficial ownership” or similar terms shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

3. Additional Shares, Options and Warrants.

Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of FCB Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of FCB Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, such shares.

4. Non-Competition and Non-Solicitation.

(a) From and after the Effective Time until the date which is twelve (12) months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

(i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35-mile radius of any office or branch of Parent, NBB, FCB, or any subsidiary or affiliate thereof, at the date hereof or the Effective Time (the “Covered Area”); or

(ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by Parent, NBB, FCB, or any subsidiary or affiliate thereof; or

(iii) solicit to employ or engage the services of any of the officers or employees of Parent or NBB (including former employees of FCB) (other than such officers or employees who have been terminated by Parent, NBB or FCB prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of Parent or NBB (including former employees of FCB) regarding the business, operations, prospects or finances of Parent or NBB, except for conversations with employees of Parent or NBB that are necessary to conduct routine banking business or transactions; or

(iv) solicit customers of Parent or NBB or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by Parent or NBB or any subsidiary or affiliate thereof.

(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of Parent or NBB.

(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

Notwithstanding anything to the contrary contained herein, the covenants and agreements contained in this Section 4 shall survive the Effective Time.

5. Governing Law.

This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Assignment; Successors.

This Agreement may not be assigned by the Shareholder without the prior written consent of Parent. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7. Scope of Agreement.

The parties hereto acknowledge and agree that this Agreement shall not confer upon Parent any right or ability to acquire the shares of FCB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of FCB.

8. Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9. Subject Matter; Remedies.

The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10. Amendment, Waiver.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

NATIONAL BANKSHARES, INC.

By:
F. Brad Denardo
President and Chief Executive Officer

SHAREHOLDER

Print Name:

Covered Shares:

Options held by Shareholder:

[Signature Page to Support and Non-Competition Agreement]

SCHEDULE I

List of Deposit Taking Offices

The National Bank of Blacksburg

•	100 South Main Street, Blacksburg, Virginia 24060

•	901 North Main Street, Blacksburg, Virginia 24060

•	900 Hethwood Boulevard, Blacksburg, Virginia 24060

•	3600 South Main Street, Blacksburg, Virginia 24060

•	201 Main Street, Pearisburg, Virginia 24134

•	101 Hubbard Street, Blacksburg, Virginia 24060

•	120 Peppers Ferry Road NE, Christiansburg, Virginia 24073

•	611 Snidow Street, Pembroke, Virginia 24136

•	370 Old Virginia Avenue, Rich Creek, Virginia 24147

•	605 East Stuart Drive, Galax, Virginia 24333

•	2001 East Main Street, Radford, Virginia 24141

•	250 N Washington Avenue, Pulaski, Virginia 24301

•	348 Broad Street, Dublin, Virginia 24084

•	900 Memorial Drive, Pulaski, Virginia 24301

•	46 North Franklin Street, Christiansburg, Virginia 24073

•	144 Main Street, Tazewell, Virginia 24651

•	511 Virginia Avenue, Bluefield, Virginia 24605

•	2070 Leatherwood Lane, Bluefield, Virginia 24605

•	115 Shire Lane, North Tazewell, Virginia 24630

•	196 Market Street, North Tazewell, Virginia 24630

•	102 Wall Street SW, Abingdon, Virginia 24210

•	185 East Main Street, Wytheville, Virginia 24382

•	1905 Front Street, Richlands, Virginia 24641

•	1155 Claypool Hill Mall Road, Cedar Bluff, Virginia 24609

Frontier Community Bank

•	400 Lew Dewitt Boulevard, Waynesboro, Virginia 22980

•	1013 Richmond Avenue, Staunton, Virginia 24401

•	6000 Boonsboro Road, Lynchburg, Virginia 24503